Exhibit 5.1

Opinion of Counsel

May 11, 2017

STAAR Surgical Company
1911 Walker Ave.
Monrovia, CA 91016

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by STAAR Surgical Company, a corporation organized under the laws of the state of Delaware (the “Company”), which registers under the Securities Act of 1933, as amended (the “Act”), the Company’s proposed issuance and sale from time to time pursuant to Rule 415 under the Act of (i) shares of its common stock, par value $0.01 per share (the “Common Stock”), (ii) preferred stock, par value $0.01 per share (“Preferred Stock”), (iii) warrants to purchase Common Stock, Preferred Stock or debt securities (the “Warrants”), (iv) debt securities (the “Debt Securities”) or (v) any combination of the foregoing, with an aggregate offering price of up to $200,000,000 (the Common Stock, Preferred Stock, Warrants and Debt Securities are each referred to herein as a “Security,” and collectively as the “Securities”).

The Preferred Stock may be issued from time to time in one or more series pursuant to a Certificate of Designation that will set forth the rights, preferences, privileges and limitations of the Preferred Stock. The Warrants may be issued from time to time under one or more warrant agreements between the Company and a banking institution organized under the laws of the United States or one of the states thereof acting in the capacity of Warrant Agent (each a “Warrant Agreement”). The Debt Securities may be issued from time to time under one or more indentures between the Company and a trustee.

The opinions expressed herein are subject to the condition that prior to the offer or sale of any Securities the Registration Statement and any post-effective amendments thereto shall have become effective.

As Counsel of the Company, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, I am of the opinion that:

1. Subject to (i) the issuance of the Common Stock having been duly authorized by all requisite corporate action, and (ii) the shares of Common Stock having been duly delivered in accordance with the Company’s procedures for book-entry delivery against payment therefor in an amount not less than the par value therefor, the Common Stock will be legally issued, fully paid and non-assessable.

2. Subject to (i) the certificate of designation establishing the rights, preferences, privileges and limitations of the class and series of the Preferred Stock having been duly adopted by all requisite corporate action and not conflicting with any of the rights, preferences, privileges or limitations of any other security of the Company, (ii) the issuance of the Preferred Stock having been duly authorized by all requisite corporate action, (iii) the due authorization and reservation by the Company of any other equity securities into which the Preferred Stock is convertible or with which it is exchangeable, and (iv) the certificates evidencing the Preferred Stock having been duly executed and delivered, or the shares of Preferred Stock having been duly delivered in accordance with the Company’s procedures for book-entry delivery, in each case against payment therefor in an amount not less than the par value therefor, the Preferred Stock will be legally issued, fully paid and non-assessable, and have the rights, preferences and privileges ascribed thereto in the Certificate of Designation.

3. Subject to (i) the issuance of the Warrants, the final terms thereof and the Warrant Agreement(s) having been authorized by all requisite corporate action, (ii) the Warrant Agreement(s) having been duly executed and delivered, (iii) the Warrants having been duly executed and delivered against payment therefor, (iv) the due authorization and reservation by the Company of the underlying equity securities for which the Warrants are exercisable, (iv) the terms of the Warrants having been duly established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, so as to be in conformity with the Restated Certificate of Incorporation and Amended and Restated Bylaws, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (v) in the case of Warrants to purchase debt securities, the satisfaction of the conditions of Paragraph 4 with respect to the underlying debt securities for which the Warrants are exercisable, the Warrants will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits provided by the related Warrant Agreement or Agreements, as the case may be, pursuant to which such Warrants were issued.

4. With respect to any series of the Debt Securities, subject to (i) a senior indenture or a subordinated indenture, as applicable, in substantially the form filed as an exhibit to the Registration Statement (the “Indenture”), having been duly authorized by the Company and by the trustee named therein (the “Trustee”) by all necessary corporate action; (ii) the Indenture having been duly executed and delivered by the Company and the Trustee; (iv) the issuance and terms of the Debt Securities having been duly authorized by the Company by all necessary corporate action; (v) the terms of the Debt Securities and of their issuance and sale having been duly established in conformity with the Indenture, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, so as to be in conformity with the Restated Certificate of Incorporation and Amended and Restated Bylaws, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (vi) the Debt Securities having been duly executed and delivered by the Company and authenticated by the Trustee pursuant to the Indenture and delivered against payment therefor, then the Debt Securities, when issued and sold in accordance with the Indenture and a duly authorized, executed and delivered purchase, underwriting or similar agreement, or upon due exercise of any Warrants for their purchase under a Warrant Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

Insofar as this opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, it is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and limited by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

This opinion is limited to matters governed by the federal laws of the United States of America, the laws of the state of California, the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to this opinion in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/Samuel Gesten
General Counsel